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                                                                    Exhibit 99.1

                                     BLYTH


CONTACT:                                  FOR IMMEDIATE RELEASE

Richard T. Browning
Chief Financial Officer
(203) 661-1926 ext. 6628

Jane F. Casey
Vice President
(203) 661-1926 ext. 6619

                       BLYTH, INC. COMMENTS ON OUTLOOK FOR
                          FOURTH QUARTER OF FISCAL 2001
                WEAK CONSUMER SPENDING IMPACTS SALES AND EARNINGS

GREENWICH, CT, USA February 1, 2001: Blyth, Inc. (NYSE:BTH), the world's largest manufacturer of candles and home fragrance products, today announced that, based on management's expectations at this time, it anticipates sales to be slightly below the fourth quarter year ago. The Company also announced business restructurings and one-time charges that, combined with the impact of lower sales in the fourth quarter, are expected to result in Diluted Net Earnings Per Share in the fourth quarter in the $.21 - $.26 range. The year-to-year comparison of fourth quarter results is being negatively affected by double-digit declines in both the euro and pound sterling, which is expected to impact approximately 28% of Blyth's fourth quarter Net Sales. If measured in local currencies, this would add five percentage points to the overall sales growth rate and an additional $.05 to Diluted Net Earnings Per Share for the fourth quarter.

For the full year ending January 31, 2001, Net Sales are expected to increase in the low- to mid-single-digit range. Earnings Per Share are expected to be between $1.66 - $1.71. This includes the effects of estimated one-time charges during the fourth quarter of approximately $17 - $20 million. This compares to Earnings Per Share of $1.89 in the prior fiscal year.

The revised sales estimates are the direct result of the sharply weaker retail environment in the U.S. and Europe. Weak consumer spending patterns and confidence have impacted each channel of distribution in which the Company competes in the U.S. as well as in Canada and Europe. Commenting on the fourth quarter sales results, Robert B. Goergen, Chairman of the Board and CEO, said, "The deterioration of the retail environment was substantially greater than our expectations. It has negatively impacted all of our consumer distribution channels and continues to be of concern. Additionally, while the effect of weak European currencies had been anticipated in our previous guidance, it has a significant impact on the year-to-year European sales comparison, which reflected solid growth in local currencies."


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Blyth announced that it anticipates reporting business restructurings and one-time pre-tax charges of approximately $17 to $20 million in the fourth quarter. These largely reflect the results of initiatives undertaken by management to strengthen the long-term prospects of the business, including restructuring its European activities, exiting the religious and citronella candle product lines, restructuring the U.S. consumer retail organizations, and, to a lesser extent, accounting for unexpected bad debt expenses.

At this time, management anticipates pre-tax expenses associated with the restructuring of its European activities, including asset write-offs, redundancy payments to employees and inventory write-downs, which are estimated at $7 - $8 million in (a) its Fragrant Memories and Eclipse Candles units (part of the Colony Group), (b) its Nordic and Becker units (part of its Gies Group), and (c) Wax Lyrical, its U.K.-based specialty retailer. As noted in prior quarterly teleconferences, the Company had evaluated its European consumer activities and closed or vacated four production and warehousing facilities in order to reposition these units more effectively for growth and profitability in fiscal 2002. Earnings Per Share are expected to be impacted by an estimated $.13 to $.15 in fiscal 2001.

As discussed previously, Blyth, for strategic reasons, has chosen to exit certain lower margin product lines, including the religious and citronella candle product lines. Within its U.S. operations, the one-time pre-tax costs associated with the exiting of these product lines are estimated to be less than $1 million, impacting Earnings Per Share by approximately $.01 in fiscal 2001.

The restructuring of the Company's U.S. consumer retail organizations, which has been underway since earlier this year, will be concluded in late Spring, 2001. This initiative, which includes the consolidation of several facilities, is expected to improve customer service, increase margins and enhance future profitability. The associated actions are expected to result in one-time charges, including the write-off of lease obligations, severance payments, equipment write-offs and adjustments to the carrying value of inventory. The inventory write-down is further exacerbated by Wal-Mart's decision late in the year to accelerate the changeover to a custom label brand of candles, followed shortly thereafter by an unexpectedly weak holiday season. The estimated pre-tax charges total approximately $7 - $9 million and are expected to impact Earnings Per Share by an estimated $.09 - $.12.

Mr. Goergen continued to say, "While the extent of these one-time charges is significant, our North American and European businesses will be stronger as a result of the measures announced today. And, while we are likely to face continued challenges due to the retail slowdown as we enter the first quarter of the new fiscal year, we expect to see the benefits of these actions in fiscal 2002."

The Company also sees unexpected bad debt expenses associated with customer bankruptcy filings over the past 45 days by Home Place (formerly Waccamaw Pottery), Bradlees, Montgomery Ward and Spoils, a U.K. retailer. Potential losses, net of likely recovery assumptions, are estimated to be approximately $1.5 million, which would impact Earnings Per Share by approximately $.02.


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Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet, at www.blythinc.com. The U.S. dial-in number is (888) 273-9891, and the international dial-in number is
(612) 332-1213. The call will be available for replay starting at 1 p.m. (eastern) today through 11:59 p.m. on February 3, 2001. The U.S. dial-in number for the telephone replay is (800) 475-6701, and the international dial-in number for the telephone replay is (320) 365-3844. The access code for the replay is 569255. The call will be archived on Blyth's Web site.

Blyth, Inc. is scheduled to release earnings for the fourth quarter of fiscal 2001, ended January 31, 2001, on Thursday, March 15, 2001.

Blyth, Inc., headquartered in Greenwich, CT, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and environmental fragrance products and markets a broad range of related candle accessories and decorative seasonal products. Its products are sold in the United States direct to the consumer under the PartyLite-Registered Trademark- brand, to retailers in the premium channel, under the Colonial Candle of Cape Cod-Registered Trademark-, Kate's Original Recipe-TM- and Carolina Designs-Registered Trademark- brands, in the mass channel under the Ambria-TM-, Florasense-Registered Trademark-, Jeanmarie-Registered Trademark- and FilterMate-Registered Trademark- brands, and in Europe under the Gies, Liljeholmens and Colony brands. It is also a leading producer of portable heating fuel products sold under the Sterno-Registered Trademark- and Handy Fuel-Registered Trademark- brand names. Net Sales for the twelve months ended October 31, 2000 totaled $1,155,758,000.

Blyth, Inc. can be found on the Internet at www.blythinc.com.
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This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of a continuing weakness of the retail environment, the effects of our restructuring, the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2000 and in the Company's Annual report on Form 10-K for the year ended January 31, 2000.


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